Exhibit (b)(v)

BeiGene, Ltd.

As of August 2, 2018

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

Listing of Beigene Shares in Hong Kong

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of February 5, 2016, as amended as of April 11, 2016, and as further amended and supplemented from time to time (the “Deposit Agreement”), by and among BeiGene, Ltd., a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. The Company and the Depositary have entered, and may in the future enter into, pursuant to Section 2.14 of the Deposit Agreement, supplemental letter agreement(s) (such agreements, the “Restricted ADS Agreement(s)”) to enable the issuance of Restricted ADSs (as defined in the Deposit Agreement and hereinafter used as so defined) and the transactions contemplated therein. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company hereby informs the Depositary of the following:

a)	Application has been made for the listing of the Company’s Shares (the “HK Listed Shares”) for trading on the Hong Kong Stock Exchange (the “HK Listing”), and that, in connection with the HK Listing, the Company has established in Hong Kong a Register of Members (the “HK Register”);

b)	The Company has appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar have arranged for the HK Listed Shares to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”);

c)	The Company arranged for the registration of all HK Listed Shares (other than the Shares that are “Restricted Securities” as defined in the Deposit Agreement) on the HK Register, and for the Shares that are “Restricted Securities” (collectively, the “Restricted Shares”) to be registered only on the Company’s Register of Members maintained in Cayman Islands (the “Cayman Register”); and

d)	The Company has offered some of its Shares to the public pursuant to Hong Kong law (the “HK IPO”), and that, for regulatory proposes (the Company not being a “Foreign Private Issuer” (as defined under the Securities Act)), the Company has registered the offer of those Shares included in the HK IPO with the Commission under the Securities Act pursuant to a Registration Statement on Form S-3, Reg No. 333- 218301, which was declared effective by the Commission on May 26, 2017.

The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Letter Agreement(s) for the purpose of accommodating the HK Listing and the HK IPO. From and after the date hereof, any reference to the “Deposit Agreement” in the Deposit Agreement, any ADR(s) and any Restricted ADS Agreement(s), shall (in accordance with Section 1.13 of the Deposit Agreement) mean the Deposit Agreement as supplemented by this Letter Agreement. The Company and the Depositary agree that this Letter Agreement shall be filed as an exhibit to the Company's next Registration Statement on Form F-6 filed in respect of the ADSs registered under the Securities Act, if any.

In connection with the HK Listing and the HK IPO, and the establishment and maintenance of the HK Register, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary agree, for purposes of managing the Company’s ADR program after the HK Listing and the HK IPO, and after the establishment of the HK Register, to supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Letter Agreement(s) as follows:

1.	The registration of all of the HK Listed Shares (the “Freely Transferable Shares”) constituting Deposited Securities in respect of ADSs (other than Shares held in custody in respect of any Restricted ADSs outstanding from time to time) will be transferred from the Cayman Register and registered on the HK Register (the registration of any Shares constituting Deposited Securities in respect of Restricted ADSs remaining on the Cayman Register), such Freely Transferable Shares (the “HK Shares”) shall be dematerialized for contribution to CCASS for the delivery to the CCASS account of the Custodian (the “Dematerialization of the HK Shares”), and the Custodian shall hold the HK Shares after Dematerialization of the HK Shares in custody via CCASS. The Company and the Depositary shall cause all requisite actions to be taken for the HK Shares to be so dematerialized, re-registered, contributed to CCASS and deposited with the Custodian in its custody account at CCASS; and

2.	From and after the Dematerialization of the HK Shares, all deposits of HK Shares for the issuance of ADSs, and all withdrawals of HK Shares upon cancellation of ADSs, will be made into and from the Custodian’s account at CCASS, and all corporate actions in respect of such HK Shares shall be processed via CCASS and shall be subject to the rules and procedures applicable to CCASS – eligible securities. Any deposits of HK Shares may, from and after the Dematerialization of the HK Shares and notwithstanding any prior instructions from the Company to the contrary, be accepted by the Custodian on behalf of the Depositary via CCASS without the need for prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and each of the Restricted ADS Letter Agreements to accept deposits of HK Shares for the purpose of issuance of ADSs, and process withdrawals of HK Shares upon cancellation of ADSs, via the Custodian’s account at CCASS; and

3.	The registration of all of the Shares (the “Restricted Shares”) constituting Deposited Securities in respect of Restricted ADSs will remain on the Company’s Cayman Register, and the Custodian shall continue to hold the Restricted Shares after Dematerialization of the HK Shares in custody on the Cayman Register. All deposits of Restricted Shares for the issuance of Restricted ADSs, and all withdrawals of Restricted Shares upon cancellation of Restricted ADSs, will continue to be made into and from the Restricted Shares registered in the name of the Custodian (or its nominee) on the Cayman Register, subject in each case to the limitations applicable to such deposits and withdrawals set forth in the applicable Restricted ADS Agreement(s), and all corporate actions in respect of such Restricted Shares shall be processed via the Cayman Register and the registrar for the Cayman Register appointed by the Company from time to time. Any deposits of Restricted Shares shall be accepted by the Custodian on behalf of the Depositary only via the Cayman Register and only upon prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and the applicable Restricted ADS Agreement to continue to accept deposits of Restricted Shares for the purpose of issuance of Restricted ADSs, and process withdrawals of Restricted Shares upon cancellation of Restricted ADSs, via the Restricted Shares registered in the name of the Custodian or its nominee on the Cayman Register. In addition, in connection with any conversion of Restricted ADSs into freely transferable ADSs upon the terms of the Restricted ADS Agreements, the Depositary shall implement the requisite procedures for, and the Company hereby consents to, the conversion of the corresponding Restricted Shares into HK Shares and the deposit of such HK Shares into the Custodian’s account at CCASS, including by instructing the transfer of such Shares from the Cayman Register to the HK Register; and

4.	In considering the laws and regulations relevant to the management and operation of the Company’s ADR program under the terms of the Deposit Agreement (including, without limitation, the Restricted ADS Agreement(s) and this Letter Agreement), the Company and the Depositary shall consider the laws of the Cayman Islands, the U.S. and Hong Kong, as applicable; and

5.	The terms of this Letter Agreement supplement the Deposit Agreement, and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice may be given, but is not required to be given, of the terms hereof to Holders of ADSs under the Deposit Agreement; and

6.	The Depositary shall promptly after the date hereof distribute to Holders of ADSs a Depositary Notice substantially in the form of Attachment I hereto; and

7.	In connection with the HK Listing and the adjustments described above, the Depositary’s books will be closed to ADS issuances and cancellations from close of business in NY August 3, 2018 to close of business in NY August 8, 2018.

The Company hereby represents and warrants that (a) Shares issued and outstanding as HK Shares are validly issued under Cayman and Hong Kong law and its Articles of Association, and are of the same class as, and rank pari passu with, the Shares registered on the Cayman Register, (b) the deposit and withdrawal from time to time of HK Shares, in each case upon the terms contemplated herein, does not violate Cayman or Hong Kong law or its Articles of Association, (c) all approvals required under Hong Kong and Cayman laws to permit the deposit and withdrawal of HK Shares, in each case upon the terms contemplated herein, have been obtained, (d) none of the terms of this Letter Agreement, and none of the transactions contemplated in this Letter Agreement, violate any court judgment or order issued against the Company or any material contract to which it is a party, and (e) it shall not permit any Shares that are “Restricted Securities” (as defined in the Deposit Agreement) to be transferred from registration on the Cayman Register to registration on the HK Register unless procedures satisfactory to the Company and the Depositary are in place to prevent such Shares from being deposited for the issuance of freely transferable ADSs.

The Company and the Depositary acknowledges and agrees that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acts performed or omitted by the Depositary and the Custodian as contemplated by this Letter Agreement.

This Letter Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York. The terms of Section 7.6 of the Deposit Agreement shall apply to this Letter Agreement and the actions taken hereunder

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

BEIGENE, LTD.

By:	/s/ Scott A. Samuels
Name:	Scott A. Samuels
Title:	SVP, General Counsel

CITIBANK, N.A. as Depositary

By:	/s/ Hank Hui
Name:	Hank Hui
Title:	Director

Attachment(s)

I	Depositary Notice

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